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SEC 1344
(10-2002)     Persons who potentially are to respond to the collection of
Previous      information contained in this form are not required to respond
versions      unless the form displays a currently valid OMB control number.
obsolete
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           UNITED STATES                                   OMB APPROVAL
 SECURITIES AND EXCHANGE COMMISSION                 OMB Number:      3235-0058
     Washington, D.C. 20549                         Expires:  January 31, 2005
                                                    Estimated average burden
            FORM 12b-25                             hours per response. . .2.50
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                                                           SEC FILE NUMBER
    NOTIFICATION OF LATE FILING                              CUSIP NUMBER
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(Check One): |_|Form 10-K |X|Form 20-F |_|Form 11-K |_|Form 10-Q
|_|Form N-SAR
For Period Ended: December 31, 2002
                   -----------------
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herin.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

Copamex, S.A. de C.V.
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Full Name of Registrant


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Former Name if Applicable


Montes Apalaches 101, Residencial San Agustin
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Address of Principal Executive Office (Street and Number)



San Pedro Garza Garcia, Nuevo Leon, 66260 Mexico
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City, State and Zip Code



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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be
|X| filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The Company is unable to file its annual report on Form 20-F for the year ended December 31, 2002, within the applicable deadline as the Company's independent auditors have not finalized the review process in connection with the reconciliation of the Company's audited consolidated financial statements, which are presented in Mexican GAAP, to U.S. GAAP.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Carlos Luis Diaz Saenz               011 52 81             8152-6150
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      (Name)                        (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X|Yes |_|No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_|Yes |X|No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              Copamex, S.A. de C.V.
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                  (Name of Registrant as specified in charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 30, 2003



                                  By:  /s/  Carlos Luis Diaz Saenz
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                                       Name: Carlos Luis Diaz Saenz
                                       Title: General Counsel